Exhibit 99.1

AAON Increases Board Size, Appoints CEO Matt Tobolski as Director, and
Announces Quarterly Cash Dividend

TULSA, OK, May 16, 2025 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leading provider of high-performance, energy-efficient HVAC solutions, today announced today that its Board of Directors has increased the size of the Board from eight to nine members and appointed Matt J. Tobolski, PhD, as the new director to fill the vacancy, effective May 13, 2025.

Dr. Tobolski, 41, also serves as President and CEO of the Company, effective May 13, 2025. Dr. Tobolski succeeds Gary D. Fields, who will remain a member of the Board of Directors and serve as a special advisor to the Board. Dr. Tobolski, previously served as president and COO of the Company since January 2024. Prior to serving as president and COO, Dr. Tobolski served as president of BASX Solutions, a company he co-founded in 2013 that AAON acquired in December 2021.

The Company also announced that its Board of Directors has declared the Company’s next regular quarterly cash dividend of $0.10 per share (or $0.40 annually). The next cash dividend will be payable on June 27, 2025, to stockholders of record as of the close of business on June 6, 2025.

About AAON, Inc.
Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on

Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com